Exhibit 99.1

Shepherd’s Finance, LLC Reports Third Quarter 2020 Results

JACKSONVILLE, FL – November 12, 2020 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s,” the “Company,” “we,” or “our”) announced its operating results for the quarter and nine months ended September 30, 2020.

2020 Overview to Date

The Company has been impacted by and continues to face risks related to COVID-19, which has caused disruptions to the economy and in all of the markets in which the Company lends. The Company’s operating results depend significantly on the homebuilding industry.

As of June 30, 2020, the Company had 46 loans at a gross loans receivable balance of approximately $13.0 million which were impaired primarily due to COVID-19. In addition, we recognized approximately $1.5 million in loan loss expense and approximately $0.1 million in impairment loss of foreclosed assets during the quarter ended June 30, 2020.

As of September 30, 2020, the Company had 37 loans at a gross loans receivable balance of approximately $11.9 million which were impaired primarily due to COVID-19. In addition, we reversed approximately $0.2 million in loan loss expense and approximately $27,000 in impairment loss of foreclosed assets during the quarter ended September 30, 2020 related to write offs from the quarter ended June 30, 2020.

The Company continues to lose interest income on assets that do not accrue interest. During the quarters ended June 30 and September 30, 2020, the estimated loss on interest income related to impaired and foreclosed assets was approximately $0.6 million and approximately $0.5 million, respectively. Looking ahead, we expect the estimated loss on interest income related to impaired and foreclosed assets to decrease by year end and again by the end of the first quarter of 2021. We anticipate the lack of interest income will primarily be resolved by the end of the first quarter of 2021.

Finally, loan originations decreased prior to and during the COVID-19 pandemic which impacts our earnings through the loss of fee income. Loan originations and fee income for the first six months of 2020 and 2019 was approximately $18.5 million and approximately $0.8 million and approximately $32.9 million and approximately $1.3 million, respectively. For the quarter ended September 30, 2020, loan originations increased to approximately $21.4 million compared to approximately $13.1 million for the same period of 2019 and we anticipate this rate of increase to continue through the fourth quarter of 2020 and first quarter of 2021.

2020 Financial Highlights to Date

●	Interest and Fee Income – Interest and fee income on loans decreased approximately $0.7 million, or 26.6%, to approximately $1.9 million for the quarter ended September 30, 2020, compared to the same period of 2019. Interest and fee income on loans decreased approximately $1.6 million, or 22.0%, to approximately $5.8 million for the nine months ended September 30, 2020, compared to the same period of 2019.

●	Net income (loss) – Net income (loss) decreased approximately $0.1 million and approximately $2.8 million to approximately $0.1 million and approximately ($2.2) million for the quarter and nine months ended September 30, 2020, respectively, compared to the same periods of 2019.

The Chief Executive Officer of Shepherd’s Finance, Daniel M. Wallach, commented: “We returned to profitability in the third quarter after the impact of COVID-19 on our second quarter earnings. We are paying all of our investors interest and principal when due and we plan on continuing to do so. We are focused on executing the Company’s current business plan, which has three primary goals, as follows:

1.	Reduce non-accruing real estate loans (with a goal returning to normal levels by the second quarter of 2021);
2.	Continue to originate new loans with certain customers at profitable levels; and
3.	Increase capital and reduce nonperforming assets to ensure we have the funds to create new loans.

We anticipate a profit the last quarter of the year, however, not enough to make up for losses incurred in the second quarter. We appreciate the continued support of our investors.”

Results of Operations

●	Interest income decreased approximately $0.5 million to approximately $1.5 million and approximately $0.9 million to approximately $4.6 million for the quarter and nine months ended September 30, 2020, respectively, compared to the same periods of 2019. The decrease was due primarily to direct write offs of interest income of approximately $0.5 million for the nine months ended September 30, 2020. In addition, the Company estimated approximately $0.4 million and approximately $0.8 million in reduced interest income for the quarter and nine months ended September 30, 2020 due to non-performing loans not accruing interest as a result of COVID-19.

●	Fee income decreased approximately $0.2 million to approximately $0.4 million and approximately $0.8 million to approximately $1.2 million for the quarter and nine months ended September 30, 2020, respectively, compared to the same periods of 2019. The increase in originations for the quarter ended September 30, 2020 was primarily due to stronger demand and less competition. The decrease in originations for the nine months ended September 30, 2020 was primarily due to the impact of the COVID-19 pandemic.

●	Loan loss provision increased approximately $0.1 million to approximately $0.1 million and approximately $1.5 million to approximately $1.7 million for the quarter and nine months ended September 30, 2020, respectively, compared to the same periods of 2019. The increase was due primarily to impairment on loans related to COVID-19.

●	Gain on sale of foreclosed assets increased approximately $0.1 million for the both quarter and nine months ended September 30, 2020 compared to the same periods of 2019. During the quarter ended September 30, 2020, the Company sold four foreclosed assets with a gain on sale of approximately $0.1 million compared to none for the same period of 2019. During the nine months ended September 30, 2020, the Company sold five foreclosed assets with a gain on sale of approximately $0.1 million compared to none for the same period of 2019.

●	Impairment gain on foreclosed assets increased approximately $0.1 million during both the quarter and nine months ended September 30, 2020, compared to the same periods of 2019. The increase was due primarily to percentage of completion of foreclosed assets increasing while costs remained low. In addition, during the third quarter of 2020, the Company reversed approximately $27,000 in losses recognized during the second quarter of 2020.

●	Loss on sale of foreclosed assets decreased approximately $0.2 million to approximately $0.1 million for both the quarter and nine months ended September 30, 2020, compared to the same periods of 2019. The decreases related primarily to the sale of four and five foreclosed assets during the quarter and nine months ended September 30, 2020, respectively. During both the quarter and nine months ended September 30, 2019, the Company sold one foreclosed asset for a loss of approximately $0.3 million.

●	Impairment loss on foreclosed assets increased approximately $4,000 and approximately $0.1 million for the quarter and nine months ended September 30, 2020, compared to the same periods of 2019. During the nine months ended September 30, 2020, the Company recognized approximately $0.1 million in impairment loss on foreclosed assets due to COVID-19.

Balance Sheet Management

●	Cash totaled approximately $3.2 million as of September 30, 2020, compared to approximately $1.9 million as of December 31, 2019. The increase in cash was one result of management’s responses and changes to lending procedures related to the uncertainty created by the COVID-19 pandemic.

●	Loans receivable, net totaled approximately $48.0 million as of September 30, 2020, compared to approximately $55.4 million as of December 31, 2019. As of September 30, 2020, loans receivable, net included approximately $9.1 million of impaired loans due to COVID-19.

●	Foreclosed assets totaled approximately $3.7 million and approximately $4.9 million as of September 30, 2020 and December 31, 2019, respectively. As of September 30, 2020, approximately $0.3 million of additional loans were reclassified from loans receivable, net to foreclosed assets compared to approximately $3.4 million as of December 31, 2019.

●	Notes payable unsecured, net totaled approximately $26.5 million as of September 30, 2020 and December 31, 2019. A significant portion of our notes payable unsecured, net was from our public note offerings, constituting approximately $20.9 million and approximately $19.9 million as of September 30, 2020 and December 31, 2019, respectively.

●	Notes payable secured, net totaled approximately $22.8 million as of September 30, 2020, compared to approximately $27.0 million as of December 31, 2019. The decrease resulted primarily from lower balances on our loan purchase and sale agreements which decreased approximately $4.0 million to approximately $22.8 million as of September 30, 2020 compared to the year ended December 31, 2019.

Interest Rates for the Subordinated Notes Program - Shepherd’s offers the following interest rates for its public notes offering, effective as of June 4, 2020:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	7.00%	7.23%	7.23%
24 Months	8.00%	8.30%	17.29%
36 Months	5.00%	5.12%	16.15%
48 Months	10.00%	10.47%	48.94%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 7.00%, we take .07/12 which is 0.0058 plus 1 which is 1.0058, and then multiply 1.0058 by itself 11 more times which yields 1.0723, then subtracting off the 1, leaving 0.0723, and finally converting to a percentage, which gives us an Annual Effective Yield of 7.23%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 10.00%, we take .10/12 which is 0.0083333 plus 1 which is 1.0083333, and then multiply 1.0083333 by itself 47 more times which yields 1.4894, then subtracting off the 1, leaving 0.4894, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 48.94%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of September 30, 2020, Shepherd’s Finance, LLC had approximately $48.0 million in loan assets with 235 construction and eight development loans in 21 states with 67 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties, and contingencies include, but are not limited to: uncertainties relating to the effects of COVID-19; the length of the COVID-19 pandemic and severity of such outbreak nationally and across the globe; the pace of recovery following the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; and those other risks described in other risk factors as outlined in our Registration Statement on Form S-1, as amended, and our Annual Report on Form 10-K. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Interim Condensed Consolidated Balance Sheets

(in thousands of dollars)	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$3,150	$1,883
Accrued interest receivable	748	1,031
Loans receivable, net	47,984	55,369
Real estate investments	1,154	-
Foreclosed assets	3,690	4,916
Premises and equipment	911	936
Other assets	462	202
Total assets	$58,099	$64,337
Liabilities and Members’ Capital
Customer interest escrow	$447	$643
Accounts payable and accrued expenses	234	466
Accrued interest payable	3,047	2,533
Notes payable secured, net of deferred financing costs	22,753	26,991
Notes payable unsecured, net of deferred financing costs	26,484	26,520
PPP Loan and EIDL Advance	371	-
Due to preferred equity member	10	37
Total liabilities	$53,346	$57,190

Commitments and Contingencies (Note 10)

Redeemable Preferred Equity
Series C preferred equity	$3,197	$2,959

Members’ Capital
Series B preferred equity	1,550	1,470
Class A common equity	6	2,718
Members’ capital	$1,556	$4,188

Total liabilities, redeemable preferred equity and members’ capital	$58,099	$64,337

Shepherd’s Finance, LLC

Interim Condensed Consolidated Statements of Operations - Unaudited

For the Three and Nine Months Ended September 30, 2020 and 2019

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands of dollars)	2020	2019	2020	2019
Interest Income
Interest and fee income on loans	$1,909	$2,600	$5,841	$7,486
Interest expense:
Interest related to secured borrowings	727	746	2,354	2,196
Interest related to unsecured borrowings	793	736	2,335	2,077
Interest expense	1,520	1,482	4,689	4,273

Net interest income	389	1,118	1,152	3,213
Less: Loan loss provision	70	3	1,665	201

Net interest income after loan loss provision	319	1,115	(513)	3,012

Non-Interest Income
Gain on sale of foreclosed assets	135	-	138	-
Gain on foreclosure of assets	-	86	-	181
Impairment gain on foreclosed assets	95	-	95	-

Total non-interest income	230	86	233	181

Income	549	1,201	(280)	3,193

Non-Interest Expense
Selling, general and administrative	367	703	1,536	1,947
Depreciation and amortization	21	21	64	66
Loss on sale of foreclosed assets	51	274	86	274
Loss on foreclosure of assets	2	-	2	169
Impairment loss on foreclosed assets	4	-	205	107

Total non-interest expense	445	998	1,893	2,563

Net Income	$104	$203	$(2,173)	$630

Earned distribution to preferred equity holders	104	118	322	333

Net income attributable to common equity holders	$-	$85	$(2,495)	$297